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Exhibit 23.1

Consent of Independent
Certified Public Accountants

Photogen Technologies, Inc.
New Hope, Pennsylvania

        We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 1 to Registration Statement of our report dated March 7, 2003, relating to the consolidated financial statements of Photogen Technologies, Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
Chicago, Illinois
June 2, 2003

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  Exhibit 23.1